EXHIBIT 10.1

FIRST AMENDMENT TO THE LOAN AGREEMENT

This First Amendment (the “First Amendment”) to the Loan and Security Agreement, dated as of April 19, 2023 (the “Agreement”), by and between Soligenix, Inc., a corporation incorporated in the State of Delaware, and each of its Subsidiaries from time to time party hereto, including the Subsidiaries set forth on Schedule I to the Agreement (collectively referred to as “Borrower”), Pontifax Medison Finance (Israel) L.P. and Pontifax Medison Finance (Cayman) L.P. (each a “Lender” and collectively, the “Lenders”) and Pontifax Medison Finance GP, L.P., in its capacity as administrative agent and collateral agent for itself and Lenders.

Recitals:

WHEREAS, the Borrower and the Lenders have entered into the Agreement and now wish to amend it in accordance with the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.Definitions.  All terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
2.Amendments.
2.1	Repayment.

Notwithstanding anything to the contrary set forth in Section 2.1(a) of the Agreement, Borrower shall repay to the Lenders the outstanding Initial Loan (i.e. $8,000,000) as follows:

(a)	$5,000,000 shall be repaid no later than two (2) Business Days following the date of this First Amendment. Lenders hereby waive any Prepayment Charge in connection with the repayment of this amount.

(b)	If the Borrower shall raise additional funding of $5.6 million or more between the date of this First Amendment and December 31, 2023 (the “Additional Funding”), then, notwithstanding the Event of Default referred to in Section 2.3 below, the Borrower shall be entitled to repay the $3,000,000 remaining principal balance on account of the Initial Loan in six (6) equal Quarterly installments beginning on January 1, 2024, and continuing on the first Business Day of each Quarter thereafter.

(c)	If the Borrower shall raise additional funding of $10 million (inclusive of the $5.6 million referenced above) or more between the date of this First Amendment and December 31, 2023, then, notwithstanding the Event of Default referred to in Section 2.3 below, the Borrower shall be entitled to repay the $3,000,000 remaining principal balance on account of the Initial Loan in four (4) equal Quarterly installments beginning on July 1, 2024, and continuing on the first Business Day of each Quarter thereafter.

(d)	For clarity, the entire outstanding Initial Loan principal balance and all accrued but unpaid interest hereunder shall be repaid under sections (b) and (c) above with no Prepayment Charge by April 1, 2025.

2.2	Section 7.19 of the Agreement shall be deleted and replaced as follows:

“Financial Covenants. For as long as the Term Loan remains outstanding, Borrower and its Subsidiaries who are a party to this Agreement or have executed and delivered to Agent a Joinder Agreement, shall maintain a minimum Cash balance of at least $1,500,000 in the aggregate. Notwithstanding the foregoing, in the event that the Borrower shall raise additional funding in an aggregate gross amount of at least $ 10,000,000 at any time between April 19, 2023 and December 31, 2023, this covenant to maintain a minimum Cash balance shall be terminated.

2.3	Section 8.2 of the Agreement shall be amended as follows:

“Conversion Price. The Conversion Price for the Initial Loan and Credit Line shall be equal to (a) 90% of the closing price of the common stock of Soligenix, Inc. (Nasdaq: SNGX) on the day before the delivery of the Conversion Notice for the first 588,599 Shares issued to the Lenders pursuant to the terms of this Agreement and (b) $1.70 with respect to all Shares issued to the Lender pursuant to the terms of this Agreement in excess of the first 588,599 Shares so issued.”

2.4	Event of Default. Borrower acknowledges and agrees that the FDA’s refusal to file of the Borrower’s new drug application for HyBryte™ (synthetic hypericin sodium) in the treatment of early stage cutaneous T-cell lymphoma shall be deemed to constitute a Material Adverse Effect under the Agreement. The Lenders hereby irrevocably waive their right to execute any remedies available to them to under the Agreement in connection with the Event of Default, until December 31, 2023. Lenders further agree that if the Borrower shall raise the Additional Funding on or prior to December 31, 2023, the waiver set forth herein automatically, and without further act by Lenders, shall be extended indefinitely. If the Borrower fails to raise such Additional Funding on or prior to December 31, 2023, the Lenders shall be entitled to execute any and all rights and remedies available to the Lenders under the Agreement in connection with the Event of Default.

2.5	Conversion. Borrower and the Lenders agree to negotiate in good faith and in a timely manner the application of a portion of the Term Loan toward the purchase of at least 10% of the currently contemplated offering under the Form S-1 registration statement initially filed with the SEC on March 31, 2023 (the “Current Offering”). Notwithstanding anything contained to the contrary in the Agreement or the Registration Rights Agreement, Lenders hereby agree that (a) Lenders shall not deliver a Conversion Notice to Borrower during the six (6) month period following the closing of the Current Offering and (b) the Effectiveness Deadline (as defined in the Registration Rights Agreement) shall be extended to the later of (a) the 100th day following the closing of the Current Financing and (b) the 103rd days following the date of this First Amendment.

3.Other Terms and Conditions.  All other terms and conditions of the Agreement shall apply to this First Amendment. Except as amended hereby, the terms and conditions of the Agreement shall remain in full force and effect. This First Amendment, when executed, shall be attached to the Loan Agreement and shall constitute an integral part thereof. It is hereby clarified that in the event of an inconsistency between this First Amendment and the Agreement, the terms of this First Amendment shall prevail. This First Amendment shall be governed and construed in accordance with the laws of the State of Israel, without regard to the conflicts of law provisions thereof, and the competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over all matters arising under or relating to this First Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this First Amendment as of the Effective Date.

PONTIFAX MEDISON FINANCE (ISRAEL) LIMITED PARTNERSHIP /s/ Shlomo Karako By: Name: Shlomo Karako Title: Partner	PONTIFAX MEDISON FINANCE (CAYMAN) LIMITED PARTNERSHIP /s/ Shlomo Karako By: Name: Shlomo Karako Title: Partner
PONTIFAX MEDISON FINANCE GP L.P /s/ Shlomo Karako By: Name: Shlomo Karako Title: Partner

IN WITNESS WHEREOF, the parties have duly executed this First Amendment as of the Effective Date.

BORROWER:
SOLIGENIX, INC. /s/ Christopher J Schaber By: Name: Christopher J. Schaber Title: President and CEO	ENTERON PHARMACEUTICALS, INC. /s/ Christopher J Schaber By: Name: Christopher J. Schaber Title: President and CEO
SOLIGENIX BIOPHARMA CANADA INCORPORATED /s/ Christopher J Schaber By: Name: Christopher J. Schaber Title: President and CEO	SOLIGENIX UK LIMITED /s/ Christopher J Schaber By: Name: Christopher J. Schaber Title: President and CEO
SOLIGENIX NE B.V. /s/ Christopher J Schaber By: Name: Christopher J. Schaber Title: President and CEO	SOLIGENIX BIOPHARMA HI, INC. /s/ Christopher J Schaber By: Name: Christopher J. Schaber Title: President and CEO